Exhibit 4.1


              OPTION TO PURCHASE COMMON STOCK
                            OF
                       MED GEN, INC.



FOR VALUE RECEIVED Med Gen, Inc., a Nevada corporation (the
"Company"), grants the following rights to Paul Kravitz ("Holder").

ARTICLE 1.  DEFINITIONS

As used herein, the following terms shall have the following meanings, unless the context shall otherwise require:

(")     "Common Stock" shall mean the common stock, par value $0.001 per share, of the Company.

(b)	"Corporate Office" shall mean the office of the Company (or its successor) at which at any particular time its principal business shall be administered, which office is located at the date hereof at 7284 West Palmetto Park Road, Ste.106, Boca Raton, FL 33433.

(c)	"Exercise Date" shall mean any date upon which the Holder shall
give the   Company a Notice of Exercise, which shall be deemed the
date the Notice of Exercise was first deposited in the U.S. Mails, if mailed, or the date received by the courier company if delivered by recognized courier company, or the date received by the Company if otherwise given or delivered.

(d)	"Exercise Price" shall mean the price to be paid to the Company for each share of Common Stock to be purchased upon exercise of this Option in accordance with the terms hereof, which shall be $0.25 per share.

(e)	"Expiration Date" shall mean 5:00 PM (Eastern time) on January 3,
2004.

(f)	"SEC" shall mean the United States Securities and Exchange
Commission.

ARTICLE 2.  EXERCISE

2.1	Exercise of Option: This Option shall entitle Holder to purchase
135,000 shares of Common Stock (the Shares@) at the Exercise Price.
This Option shall be exercisable at any time and from time to time prior to the Expiration Date (the "Exercise Period") upon execution.


        Exhibit 4.1 - Pg. 1


This Option and the right to purchase Shares hereunder shall expire and become void at the Expiration Date.

2.2	Manner of Exercise

(")     Holder may exercise this Option at any time and from time
to time during the Exercise Period, in whole or in part (but not in denominations of fewer than 5,000 Shares, except upon an exercise of this Option with respect to the remaining balance of Shares purchasable hereunder at the time of exercise), by delivering to the Company at its Corporate Office (i) a duly executed Notice of Exercise in substantially the form attached as Appendix I hereto and (ii) a bank cashier's or certified check for the aggregate Exercise Price of the Shares being purchased.

(b)	From time to time upon exercise of this Option, in whole or
part, in accordance with its terms, the Company will cause its transfer agent to countersign and deliver stock certificates to the Holder representing the number of Shares being purchased pursuant to such exercise, subject to adjustment as described herein.

(c)	Promptly following any exercise of this Option, if the
Option has not been fully exercised and has not expired, the Company will deliver to the Holder a new Option for the balance of the Shares covered hereby.

(d) At the option of the Holder, upon delivering to the Company the Notification of Exercise, instead of delivering the Exercise Price hereunder, Holder shall notify the Company to sell the number of Shares being purchased pursuant to such exercise and deliver to the Holder the sales price of the Shares, less all expenses incurred in connection with the sale of the Shares, less the Exercise Price.

2.3	Termination: All rights of the Holder in this Option, to the extent they have not been exercised, shall terminate on the Expiration
Date.

(")     No Right Prior to Exercise: Prior to its exercise pursuant to Section 2.2 above, this Option shall not entitle the Holder to any voting or other rights as holder of Shares.

(b)	Adjustments: In case of any reclassification, capital
reorganization, stock dividend, or other change of outstanding shares of Common Stock, or in case of any consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and which does not result in any reclassification, capital reorganization, stock dividend, or other change of outstanding shares of Common Stock), or in case of any sale or conveyance to another corporation of the property of the Company as, or substantially as, an entirety (other than a sale/leaseback, mortgage or other financing transaction), the Company shall cause effective provision to be made so that the Holder shall have the right thereafter, by exercising this Option, to purchase the kind and number of shares of stock or other securities or property (including cash) receivable upon such reclassification,


        Exhibit 4.1 - Pg. 2


capital reorganization, stock dividend, or other change, consolidation, merger, sale or conveyance as the Holder would have been entitled to receive had the Holder exercised this Option in full immediately before such reclassification, capital reorganization, stock dividend, or other change, consolidation, merger, sale or conveyance. Any such provision shall include provision for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 2.3. The foregoing provisions shall similarly apply to successive reclassifications, capital reorganizations, stock dividends, and other changes of outstanding shares of Common Stock and to successive consolidations, mergers, sales or conveyances.

(c)	Fractional Shares: No fractional Shares shall be issuable
upon exercise or conversion of this Option and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional Share interest arises upon any exercise or conversion of the Option, the Company shall eliminate such fractional Share interest by paying Holder the amount computed by multiplying the fractional interest by the closing bid price of a full Share on the date of the Notice of Exercise.

ARTICLE 3.  REPRESENTATIONS AND COVENANTS OF THE COMPANY

3.1	Representations and Warranties

        The Company hereby represents and Warrants to the Holder as follows:

(")     All Shares which may be issued upon the exercise of the
purchase right represented by this Option shall, upon issuance, by duly authorized, validly issued, fully-paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws, and not subject to any pre-emptive rights.

(b)	The Company is a corporation duly organized and validly
existing under the laws of the State of Nevada, and has the full power and authority to issue this Option and to comply with the terms hereof. The execution, delivery and performance by the Company of its obligations under this Option, including, without limitation, the issuance of the Shares upon any exercise of the Option, have been duly authorized by all necessary corporate action. This Option has been duly executed and delivered by the Company and is a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting enforceability of creditors' rights generally and except as the availability of the remedy of specific enforcement, injunctive relief or other equitable relief is subject to the discretion of the court before which any proceeding therefore may be brought.

(c)	The Company is not subject to or bound by any provision of
any certificate or articles of incorporation or by-laws, mortgage, deed of trust, lease, note, bond, indenture, other instrument or agreement, license, permit, trust, custodianship, other restriction or any applicable provision of any law, statute, any court, governmental


        Exhibit 4.1 - Pg. 3

body, administrative agency or arbitrator which could prevent or be violated by or under which there would be a default (or right of termination) as a result of the execution, delivery and performance by the Company of this Option.


ARTICLE 4.  MISCELLANEOUS

(")     Transfer: This Option may not be transferred or assigned,
in whole or in part, at any time without the consent of the Company.

(b)	Loss, Theft, Destruction or Mutilation: If this Option
shall become mutilated or defaced or be destroyed, lost or stolen, the Company shall execute and deliver a new Option in exchange for and upon surrender and cancellation of such mutilated or defaced Option or, in lieu of and in substitution for such Options so destroyed, lost or stolen, upon the Holder filing with the Company evidence satisfactory to it that such Option has been so mutilated, defaced, destroyed, lost or stolen. However, the Company shall be entitled, as a condition to the execution and delivery of such new Option, to demand indemnity satisfactory to it and payment of the expenses and charges incurred in connection with the delivery of such new Option. Any Option so surrendered to the Company shall be canceled.

(c)	Notices: All notices and other communications from the
Company to the Holder or vice versa shall be deemed delivered and effective when given personally, by facsimile transmission and confirmed in writing, or mailed by first-class registered or certified mail, postage prepaid, at such address and/or facsimile number as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or the Holder from time to time; provided, however, that the Notice of Exercise may not be delivered by facsimile transmission.

(d)	Waiver: This Option and any term hereof may be changed,
waived, or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

(e)	Governing Law: This Option shall be governed by and
construed in accordance with the laws of the State of Nevada, without giving effect to its principles regarding conflicts of law.


Dated:                                 MED GEN, INC.



                                       By:__/s/Paul Mitchell__________
                                          Paul Mitchell, President


Attest: /s/[Illegible]
       ------------------------


        Exhibit 4.1 - Pg. 4


                            APPENDIX I


                       NOTICE OF EXERCISE


1. The undersigned hereby elects to purchase ____________ shares of the Common Stock of Med Gen, Inc. pursuant to the terms of the attached Option, and tenders herewith payment of the purchase price of such shares in full.

2. Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as specified below.


(Name)



("ddress)

Holder:


-----------------------------                   ----------------------
(Signature)                                     (Date)



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